Exhibit 10.2

CLEAN ENERGY FUELS CORP.

2006 EQUITY INCENTIVE PLAN

STOCK AWARD AGREEMENT

Clean Energy Fuels Corp., a Delaware corporation (the “Company”), hereby awards a Stock Award of Common Stock to the Participant named below.  The terms and conditions of the Stock Award are set forth in this Stock Award Agreement and in the Company’s 2006 Equity Incentive Plan (the “Plan”).  Capitalized terms not defined herein shall have the meanings given to them in the Plan.

Date of Award:

Name of Participant:

Number of Shares of Common Stock Awarded:

Price per Share:

Amount Paid by Participant for the Shares of Common Stock Awarded:

Aggregate Fair Market Value of Common Stock on Date of Award:

Vesting Schedule:

Dated:

The Company:	Participant:

By: